Exhibit 99.1

Contacts

Media Contact:
Jessica Rogers
Phone: 763.513.3445
Jessica.Rogers@polaris.com

Investor Relations Contact:
Richard Edwards
Phone: 763.513.3477
Richard.Edwards@polaris.com

Polaris Appoints Darryl Jackson to Board of Directors

MINNEAPOLIS--(BUSINESS WIRE)--August 2, 2021--Polaris Inc. (NYSE: PII) announced today that it has appointed Darryl Jackson to the Company’s Board of Directors effective July 29, 2021.

“On behalf of the entire Board, we are very pleased to welcome Darryl and look forward to the valuable insights and perspectives that he will bring,” said Polaris’ Board Chair, John Wiehoff. “His deep financial expertise coupled with his wealth of experience in the automotive sector will help to accelerate Polaris’ long-term growth and position the Company for continued success.”

Jackson is currently vice president at Hendrick Automotive Group, the largest privately held automotive retail organization in the United States. Prior to Hendrick Automotive Group, he served as director of the Financial Services Advisory Group at PricewaterhouseCoopers and spent nearly 20 years at Chrysler Automotive Corporation in various finance, marketing, and product planning leadership roles. Jackson is a certified public accountant. He earned his MBA from Harvard Business School and his bachelor’s degree from Central Michigan University.

Jackson will serve on the Board’s Audit Committee.

About Polaris

As the global leader in powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2020 sales of $7.0 billion, Polaris’ high-quality product line-up includes the Polaris RANGER, RZR and GENERAL side-by-side off-road vehicles; Sportsman all-terrain off-road vehicles; Indian Motorcycle mid-size and heavyweight motorcycles; Slingshot moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including TransAmerica Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com